Exhibit 10.4

GLOBAL NON-QUALIFIED SHARE OPTION AGREEMENT
FOR EMPLOYEES
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Name of Optionee:
No. of Option Shares:                Ordinary Shares (as defined below)
Option Exercise Price per Share:    $
[Must be the higher of (a) 1/13 of the closing price of the Company’s ADSs as quoted on the NASDAQ on the date of grant, and (b) 1/13 of the average closing price of the Company’s ADSs quoted on the NASDAQ for the five trading days immediately preceding date of grant]
Grant Date:
Expiration Date:
[No more than 10 years]
Pursuant to the BeiGene, Ltd. 2016 Share Option and Incentive Plan as amended through the date of grant (the “Plan”), and this Global Share Option Award Agreement for Employees, including any special terms and conditions for the Optionee’s country set forth in the appendix attached hereto (the “Appendix,” and together with the Global Share Option Award Agreement, the “Agreement”), BeiGene, Ltd., an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”) hereby grants to the Optionee named above an option (the “Share Option”) to purchase on or prior to the Expiration Date specified above all or part of the number of ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) of the Company specified above at the Option Exercise Price per Share specified above subject to the terms and conditions set forth herein and in the Plan. The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), and each ADS represents 13 Ordinary Shares. References herein to the issuance of Ordinary Shares shall also refer to the issuance of ADSs on the same basis of one ADS for every 13 Ordinary Shares. The Option Exercise Price per ADS shall equal the Option Exercise Price per Share multiplied by 13. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless defined differently herein.
1.Exercisability Schedule. No portion of this Share Option may be exercised until such portion shall have become exercisable. Except as set forth below, and subject to the discretion of the Administrator (as described in Section 2 of the Plan) to accelerate the following exercisability schedule, this Share Option shall be exercisable with respect to the following number of Option Shares on the dates indicated so long as Optionee has served continuously as an employee of the Company or a Subsidiary on such dates:

Incremental Number of Option Shares Exercisable	Exercisability Date
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
_____________ (___%)	_______________
In determining the number of vested Option Shares at the time of any exercise, the number of Option Shares shall be rounded down to the nearest whole ADS or the nearest increment of 13 Ordinary Shares.
Once exercisable, this Share Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof and of the Plan.

Version: June 2019

2.Manner of Exercise.
(a)The Optionee may exercise this Share Option only in the following manner: from time to time on or prior to the Expiration Date of this Share Option, the Optionee may give written notice to the Administrator of Optionee’s election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.
Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of Ordinary Shares that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; (iv) if permitted by the Administrator, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issuable upon exercise by the largest whole number of Ordinary Shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii), (iii) and (iv) above. Payment instruments will be received subject to collection.
The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of law, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Ordinary Shares to be purchased pursuant to the exercise of Share Options under the Plan and any subsequent resale of the Ordinary Shares will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned Ordinary Shares through the attestation method, the number of Ordinary Shares transferred to the Optionee upon the exercise of the Share Option shall be net of the Ordinary Shares attested to.
(b)The Ordinary Shares purchased upon exercise of this Share Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such transfer and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Ordinary Shares subject to this Share Option unless and until this Share Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the Ordinary Shares to the Optionee, and the Optionee’s name shall have been entered as the shareholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such Ordinary Shares.
(c)The minimum number of Ordinary Shares with respect to which this Share Option may be exercised at any one time shall be 104 Ordinary Shares and shall be exercised in increments of 13 Ordinary Shares, unless the number of Ordinary Shares with respect to which this Share Option is being exercised is the total number of Ordinary Shares subject to exercise under this Share Option at the time.
(d)Notwithstanding any other provision hereof or of the Plan, no portion of this Share Option shall be exercisable after the Expiration Date.
3.Termination of Employment.
(a)If the Optionee’s employment by the Company or a Subsidiary is terminated, the period within which to exercise the Share Option may be subject to earlier termination as set forth below.
(b)For purposes of this Share Option, the Optionee’s employment shall be considered terminated as of the date the Optionee is no longer actively employed by the Company or any of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any) and such date will not be extended by any notice period (e.g., the date would not be delayed by any contractual notice period or any period of “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any). The Administrator shall have the exclusive discretion to determine when the Optionee is no

Version: June 2019

longer actively employed for purposes of the Share Option (including whether the Optionee may still be considered to be employed while on a leave of absence).
(c)Termination Due to Death. If the Optionee’s employment terminates by reason of the Optionee’s death, any portion of this Share Option outstanding on such date, to the extent exercisable on the date of death, may be exercised by the Optionee’s legal representative or legatee for a period of 12 months after the date of death or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date of death shall terminate immediately and be of no further force or effect.
(d)Termination Due to Disability. If the Optionee’s employment terminates by reason of the Optionee’s disability (as determined by the Administrator), any portion of this Share Option outstanding on such date, to the extent exercisable on the date of such termination of employment, may be exercised by the Optionee for a period of 12 months after the date of disability or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date of disability shall terminate immediately and be of no further force or effect.
(e)Termination for Cause. If the Optionee’s employment terminates for Cause, any portion of this Share Option outstanding on such date shall terminate immediately and be of no further force and effect. For purposes hereof, “Cause” shall mean, unless otherwise provided in an employment agreement between the Company and the Optionee, a determination by the Administrator that the Optionee shall be dismissed as a result of (i) any material breach by the Optionee of any agreement between the Optionee and the Company; (ii) the conviction of, indictment for or plea of nolo contendere by the Optionee to a felony or a crime involving moral turpitude; or (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Optionee of the Optionee’s duties to the Company.
(f)Other Termination. If the Optionee’s employment terminates for any reason other than the Optionee’s death, the Optionee’s disability or Cause, and unless otherwise determined by the Administrator, any portion of this Share Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months after the date of termination or until the Expiration Date, if earlier. Any portion of this Share Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.
The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and Optionee’s representatives or legatees.
4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Share Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan.
5.Transferability. This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Share Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.
6.Responsibility for Taxes. The Optionee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing the Optionee (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax‑related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”) is and remains the Optionee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Share Option, including, but not limited to, the grant, vesting or exercise of this Share Option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Share Option to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Optionee is subject to Tax-Related Items in more than one jurisdiction, the Optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(a)Prior to any relevant taxable or tax withholding event, as applicable, the Optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company (or its designated agent) to satisfy any applicable withholding obligations with regard to all Tax-Related Items by withholding from the proceeds of the sale of Ordinary Shares acquired upon settlement of this Share Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent). As of the date hereof, the Optionee certifies that this Agreement is entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 of the Exchange Act or any other securities laws.

Version: June 2019

(b)     Alternatively, the Company and/or the Employer, or their respective agents, at their discretion, are authorized to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or (ii) withholding from Ordinary Shares to be issued to the Optionee upon exercise of this Share Option; or (iii) any other method of withholding determined by the Company and permitted by applicable law; provided, however, that that if the Optionee is a Section 16 officer of the Company under the Exchange Act, then Tax-Related Items, if any, shall be withheld as described in subsection (a) of this Paragraph 6.
(c)    Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Optionee 's jurisdiction in which case the Optionee may receive a refund for any overwithheld tax in cash and will not have any right to the Ordinary Shares. If the obligation for Tax-Related Items is satisfied by withholding in Ordinary Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Ordinary Shares subject to the this Share Option, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)    While this Agreement is in effect, the Optionee agrees (i) not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Agreement (including, without limitation, with respect to any securities convertible or exchangeable into Ordinary Shares) and (ii) not to attempt to exercise any influence over how, when or whether to effect the withholding and sale of Ordinary Shares pursuant to this Paragraph 6. The Optionee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Optionee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of Ordinary shares, if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items.
7.No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Optionee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Employer to terminate the employment of the Optionee at any time.
8.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Share Option and supersedes all prior agreements and discussions between the parties concerning such subject matter.
9.Nature of Grant. In accepting the Award, the Optionee acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of this Share Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Share Options, or benefits in lieu of Share Options, even if Options have been granted in the past;
(c)all decisions with respect to future Share Options or other grants, if any, will be at the sole discretion of the Company;
(d)the Optionee is voluntarily participating in the Plan;
(e)the grant of this Share Option does not establish an employment or other service relationship between the Optionee and the Company;
(f)this Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)unless otherwise agreed with the Company, this Share Option and the Ordinary Shares subject to this Share Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Optionee may provide as a director of a Subsidiary;
(h)this Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

Version: June 2019

(i)the future value of the Ordinary Shares underlying this Share Option is unknown, indeterminable, and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of this Share Option resulting from the termination of the Optionee’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where the Optionee is employed or the terms of the Optionee’s employment agreement, if any);
(k)unless otherwise provided in the Plan or by the Company in its discretion, this Share Option and the benefits evidenced by this Agreement do not create any entitlement to have this Share Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Ordinary Shares; and
(l)if the Optionee resides and/or works in a country outside the United States, the following shall apply:
(i)this Share Option and any Ordinary Shares subject to this Share Option, and the income from and value of same, are not part of normal or expected compensation for any purpose;
(ii)neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of this Share Option or of any amounts due to the Optionee pursuant to the exercise of this Share Option or the subsequent sale of any Ordinary Shares acquired upon exercise.
10.Appendix. Notwithstanding any provision of this Global Share Option Award Agreement for Employees, if the Optionee resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, this Share Option shall be subject to the special terms and conditions set forth in the Appendix for the Optionee’s country, if any. Moreover, if the Optionee relocates to one of the countries included in the Appendix during the term of this Share Option, the terms and conditions for such country shall apply to the Optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix forms part of this Agreement.
11.Language. The Optionee acknowledges that he or she is proficient in the English language and understands the terms of this Agreement. If the Optionee has received this Agreement, or any other documents related to this Share Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
12.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
13.Waivers. The Optionee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Optionee or any other Optionee.
14.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.
15.Venue. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of the Cayman Islands, and no other courts, where this grant is made and/or to be performed, and no other courts.
16.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Imposition of Other Requirements. The Company reserves the right to impose other requirements on this Share Option and the Ordinary Shares acquired upon exercise of this Share Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
18.Electronic Delivery and Acceptance of Documents. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive

Version: June 2019

such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, or any third party designated by the Company.
19.Insider Trading Restrictions / Market Abuse Laws. By accepting this Share Option, the Optionee acknowledges that he or she is bound by all the terms and conditions of any Company’s insider trading policy as may be in effect from time to time. The Optionee further acknowledges that, depending on the Optionee’s country, the broker's country or the country in which the Ordinary Shares or the ADSs are listed, the Optionee may be or may become subject to insider trading restrictions and/or market abuse laws which may affect the Optionee’s ability to accept, acquire, sell or otherwise dispose of Ordinary Shares, rights to Ordinary Shares (e.g., Share Option) or rights linked to the value of Ordinary Shares under the Plan during such times as the Optionee is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Optionee placed before the Optionee possessed inside information.  Furthermore, the Optionee could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any Company’s insider trading policy as may be in effect from time to time. The Optionee acknowledges that it is the Optionee’s responsibility to comply with any applicable restrictions, and the Optionee should speak to his or her personal advisor on this matter.
20.Foreign Asset/Account, Exchange Control and Tax Reporting. Depending on the Optionee’s country, the Optionee may be subject to foreign asset/account, exchange control, tax reporting or other requirements which may affect the Optionee’s ability acquire or hold Share Options or Ordinary Shares under the Plan or cash received from participating in the Plan (including dividends and the proceeds arising from the sale of Ordinary Shares) in a brokerage/bank account outside the Optionee’s country. The applicable laws of the Optionee’s country may require that he or she report such Share Options, Ordinary Shares, accounts, assets or transactions to the applicable authorities in such country and/or repatriate funds received in connection with the Plan to the Optionee’s country within a certain time period or according to certain procedures. The Optionee acknowledges that he or she is responsible for ensuring compliance with any applicable requirements and should consult his or her personal legal advisor to ensure compliance with applicable laws.
BEIGENE, LTD.
By:
Name:
Title:
The undersigned hereby agrees to the terms and conditions of the Agreement. Electronic agreement pursuant to the Company’s instructions to the Optionee (including through an online acceptance process) is acceptable.
Date:
Optionee’s signature
Name:

Optionee’s address:

[Signature Page to Global Non-Qualified Share Option Agreement for Employees
under the 2016 Share Option and Incentive Plan]

Version: June 2019

APPENDIX
GLOBAL SHARE OPTION AWARD AGREEMENT
FOR EMPLOYEES
UNDER BEIGENE, LTD.
2016 SHARE OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and/or the Global Share Option Award Agreement for Employees.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Share Options if the Optionee works and/or resides in one of the countries listed below. If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or the Optionee transfers employment and/or residency to a different country after the Share Options are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to the Optionee.
Notifications
This Appendix also includes information regarding certain other issues of which the Optionee should be aware with respect to the Optionee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Optionee not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time the Optionee exercises the Share Options or sells any Ordinary Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Optionee’s particular situation. As a result, the Company is not in a position to assure the Optionee of any particular result. Accordingly, the Optionee is strongly advised to seek appropriate professional advice as to how the relevant laws in the Optionee’s country may apply to the Optionee’s individual situation.
If the Optionee is a citizen or resident of a country other than the one in which the Optionee is currently working and/or residing (or is considered as such for local law purposes), or if the Optionee transfers employment and/or residency to a different country after the Share Option is granted, the notifications contained in this Appendix may not be applicable to the Optionee in the same manner.
DATA PRIVACY PROVISIONS
EMPLOYEES IN THE EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / UNITED KINGDOM
(a)Data Collection, Processing and Usage. The Company collects, processes, and uses certain personally-identifiable information about the Optionee; specifically, including the Optionee’s name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any Ordinary Shares or directorships held in the Company, and details of all Share Options or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in the Optionee’s favor, which the Company receives from the Optionee or the Employer. In granting the Share Options under the Plan, the Company will collect the Optionee’s personal data for purposes of allocating Ordinary Shares and implementing, administering and managing the Plan. The Company collects, processes and uses the Optionee’s personal data pursuant to the Company’s legitimate interest of managing the Plan and generally administering employee equity awards and to satisfy its contractual obligations under the terms of the Agreement.
(b)Stock Plan Administration Service Provider. The Company transfers participant data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Optionee’s personal data with another company that serves in a similar manner. MSSB will open an account for the Optionee to receive and trade Ordinary Shares acquired under the Plan. The Optionee will be asked to agree on separate terms and data processing practices with MSSB, which is a condition to the Optionee’s ability to participate in the Plan.

Version: June 2019

(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China and the United States, respectively. The Company can only meet its contractual obligations to the Optionee if the Optionee’s personal data is transferred to the Company and MSSB. The Company’s legal basis for the transfer of the Optionee’s personal data is to satisfy its contractual obligations under the terms of the Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.
(d)Data Retention. The Company will use the Optionee’s personal data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This means the Company may retain the Optionee 's personal data after the Optionee 's employment relationship has terminated. When the Company no longer needs the Optionee’s personal data, the Company will remove it from its systems. If the Company keeps the Optionee’s data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.
(e)Data Subjects Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s country of residence. For example, the Optionee’s rights may include the right to (i) request access or copies of personal data the Company processes, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) place restrictions on processing, (v) lodge complaints with competent authorities in the Optionee’s country of residence, and/or (vi) request a list with the names and addresses of any potential recipients of the Optionee’s personal data. To receive clarification regarding the Optionee’s rights or to exercise the Optionee’s rights, the Optionee should contact his or her local human resources department.
EMPLOYEES OUTSIDE THE EU/EEA/UNITED KINGDOM
(a)Data Collection and Usage. The Company and the Employer collect, process and use certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Share Options or any other entitlement to Ordinary Shares or equivalent benefits awarded, canceled, exercised, purchased, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the purposes of implementing, administering and managing the Optionee’s participation in the Plan. The legal basis, where required, for the processing of Data is the Optionee’s consent.
(b)Stock Plan Administration Service Providers. The Company will transfer Data to Morgan Stanley Smith Barney, LLC and certain of its affiliates ("MSSB"), which are assisting the Company with the implementation, administration and management of the Plan. The Company may select different or additional service providers in the future and share Data with such other provider(s) serving in a similar manner. The Optionee may be asked to agree on separate terms and data processing practices with MSSB, with such agreement being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and MSSB are based in the People's Republic of China ("PRC") and the United States, respectively. The Optionee’s country or jurisdiction may have different data privacy laws and protections than the PRC or the United States. The Company’s legal basis, where required, for the transfer of Data is the Optionee’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and the Optionee is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant the Share Options or other equity awards to the Optionee or administer or maintain such awards.
(f)Data Subject Rights. The Optionee may have a number of rights under data privacy laws in the Optionee’s jurisdiction. Depending on where the Optionee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Optionee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Optionee can contact his or her local human resources representative.

Version: June 2019

(g)Alternative Basis. The Optionee understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Optionee may provide another data privacy consent. If applicable, the Optionee agrees that upon request of the Company or the Employer, the Optionee will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Optionee for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in the Optionee’s country, either now or in the future. The Optionee understands and agrees that the Optionee will not be able to participate in the Plan if the Optionee fails to provide any such consent or agreement requested by the Company and/or the Employer.
AUSTRALIA
Notifications
Tax Notification. Subdivision 83A-C of the Income Tax Assessment Act, 1997 applies to the Share Options granted under the Plan, such that the Share Options are intended to be subject to deferred taxation.
Exchange Control Information. If the Optionee is an Australian resident, exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Optionee’s behalf. If there is no Australian bank involved with the transfer, the Optionee will be required to file the report.
CHINA
The following terms and conditions apply to the Optionee if the Optionee is subject to exchange control restrictions and regulations in China (regardless of the Optionee’s nationality and residency status), including the requirements imposed by the State Administration of Foreign Exchange (the “SAFE”), as determined by the Company in its sole discretion:
Restriction on Sale. Notwithstanding the Plan and any other provision of the Agreement to the contrary, the Optionee will not be permitted to sell any Ordinary Shares acquired under the Plan unless and until the necessary approvals have been obtained from the SAFE and remain effective, as determined by the Company in its sole discretion.
Designated Broker. The Optionee acknowledges that all Ordinary Shares acquired under the Plan will be deposited into a designated account established with a broker designated by the Company. The Optionee further acknowledges that the Optionee may not transfer Ordinary Shares out of the account at any time.
Sale of Ordinary Shares. The Optionee acknowledges and agrees that the Company may require the Optionee to sell any Ordinary Shares acquired under the Plan at such time(s) as determined by the Company in its discretion due to local legal and regulatory requirements, as well as the terms of any approval issued by the SAFE (including within a specified period following the Optionee’s termination of employment). Further, the Optionee expressly and explicitly authorizes the Company to issue instructions, on the Optionee’s behalf, to the Company's designated broker or any other brokerage firm and/or third party administrator engaged by the Company to hold any Ordinary Shares and other amounts acquired under the Plan by the Optionee to sell such Ordinary Shares as may be required to comply with the terms of the Company's SAFE approval and/or applicable legal and regulatory requirements. In this regard, the Optionee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of Ordinary Shares at any particular price.
Repatriation and Other Exchange Control Requirements.  The Optionee acknowledges and agrees that he or she will be required to immediately repatriate to China the cash proceeds from the sale of any Ordinary Shares the Optionee acquires under the Plan, as well as any cash dividends paid on such Ordinary Shares, through a foreign disbursement account held by the Company's designated broker to a special exchange control account established by a Subsidiary in China. The Optionee further acknowledges and agrees that any proceeds from the sale of any Ordinary Shares or the receipt of any cash dividends may be transferred to such special account prior to being delivered to the Optionee. In this regard, the Optionee also understands that the proceeds will be delivered to the Optionee as soon as possible, but there may be delays in distributing the funds to the Optionee due to exchange control requirements in China. As proceeds will be paid to the Optionee in either U.S. dollars or Renminbi (at the Company's discretion), the Optionee understands that the Optionee may be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this U.S. dollar account. The Optionee agrees to bear any remittance fees charged by banks or other financial institutions to handle the payment of my proceeds from the sale of Ordinary Shares. The Optionee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
Administration. The Optionee acknowledges that the Company will not be liable for any costs, fees, lost interest or dividends or other losses the Optionee may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from

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the Company’s operation and enforcement of the Plan and the Agreement in accordance with Chinese law including, without limitation, any applicable SAFE rules, regulations and requirements.
FRANCE
Terms and Conditions
Language. By accepting the Share Options, the Optionee confirms having read and understood the documents relating to the Share Options which were provided to the Optionee in English.
En acceptant l'attribution d’actions gratuites « Share Options », le Optionee confirme avoir lu et compris les documents relatifs aux Share Options qui ont été communiqués au Optionee en langue anglaise.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with securities (including proceeds realized upon the sale of Ordinary Shares), the report must be made electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. The Optionee is responsible for making this report.
HONG KONG
Terms and Conditions
Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Hong Kong residents are advised to exercise caution in relation to the offer. If Hong Kong residents are in any doubt about any of the contents of this document, they should obtain independent professional advice. The Share Options and Ordinary Shares acquired under the Plan do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Subsidiaries. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for the personal use of each eligible employee of the Company or any Subsidiary and may not be distributed to any other person.
IRELAND
Notifications
Director Notification Information. Directors, shadow directors and secretaries of an Irish Subsidiary must notify such Subsidiary in writing upon (i) receiving or disposing of an interest in the Company (e.g., the Share Options, Ordinary Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time, in each case if the interest represents more than 1% of the Company. This notification requirement also applies with respect to the interests of any spouse or children under the age of 18 of the director, shadow director or secretary (whose interests will be attributed to the director, shadow director or secretary). The Optionee should consult with his or her personal legal advisor as to whether or not this notification requirement applies.
JAPAN
There are no country-specific provisions.
KOREA
There are no country-specific provisions.
NETHERLANDS
There are no country-specific provisions.

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SINGAPORE
Terms and Conditions
Restrictions on Sale and Transferability. The Optionee hereby agrees that any Ordinary Shares acquired pursuant to the Share Options will not be offered for sale in Singapore prior to the six (6) month anniversary of the Grant Date, unless such sale or offer is made: (1) after six (6) months of the Grant Date or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 1006 Ed.) (“SFA”).
Notifications
Securities Law Information. The grant of the Share Options is being made in reliance on section 273(1)(f) of the SFA of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and is not made with a view to the Ordinary Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Optionee should note that the Award is subject to section 257 of the SFA and the Optionee will not be able to make (i) any subsequent sale of Ordinary Shares in Singapore or (ii) any offer of subsequent sale of Ordinary Shares subject to the Award in Singapore, unless such sale or offer is made (a) more than six (6) months after the Grant Date or (b) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than Section 280) of the SFA (Chapter 289, 2006 Ed.) or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”) and the directors (including alternative directors, substitute directors and shadow directors1) of a Singaporean Subsidiary are subject to certain notification requirements under the Singapore Companies Act.  The CEO and the directors must notify the Singaporean Subsidiary in writing of an interest (e.g., the Award or Ordinary Shares) in the Company within two (2) business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of the Share Options or when Ordinary Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.
SWITZERLAND
Notifications
Securities Law Information. The Share Options are not intended to be publicly offered in or from Switzerland. The grant of the Share Options are considered a private offering in Switzerland. Neither this document nor any other materials relating to the Share Options constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the Share Options may be publicly distributed nor otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the Share Options have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).
TAIWAN
Notifications
Securities Law Information. The offer of participation in the Plan is available only for employees of the Company and any Subsidiary. The offer of participation in the Plan is not a public offer of securities by a Taiwanese company.
Exchange Control Information. The Optionee understands and acknowledges that the Optionee may acquire and remit foreign currency (including proceeds from the sale of Ordinary Shares of the Company) into Taiwan up to US$5,000,000 per year. The Optionee further understands that if the transaction amount is TWD$500,000 or more in a single transaction, the Optionee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, the Optionee understands that he or she may be required to provide additional supporting documentation to the satisfaction of the remitting bank. The Optionee acknowledges that the Optionee should consult his or her personal legal advisor to ensure compliance with applicable exchange control laws in Taiwan.

1 A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual

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UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Paragraph 6 of the Agreement:
Without limitation to Paragraph 6 of the Agreement, the Optionee agrees that the Optionee is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Optionee also agrees to indemnify and keep indemnified the Company or the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Optionee’s behalf.
Notwithstanding the foregoing, if the Optionee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply if the indemnification can be viewed as a loan. In such case, if the amount of any income tax due is not collected from or paid by the Optionee within 90 days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income taxes may constitute a benefit to the Optionee on which additional income tax and national insurance contributions (“NICs”) may be payable. The Optionee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company or the Employer, as applicable, any employee NICs due on this additional benefit, which the Company or the Employer may recover from the Optionee by any of the means referred to in Paragraph 6 of the Agreement.

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